                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                     ST. MARY'S CHEMICALS, INC., ("SELLER")

                PATRICK L. SODERLUND, WILLIAM A. SODERLUND, JR.,
                      AND RONALD W. WELCH ("SHAREHOLDERS")

                                       AND

                        HAWKINS CHEMICAL, INC. ("BUYER")

                               DATED: MAY 9, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
 1.  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES ........................    1

 2.  PURCHASE PRICE AND PAYMENT ...........................................    3

 3.  CLOSING ..............................................................    4

 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS ............    4

 5.  REPRESENTATIONS AND WARRANTIES OF BUYER ..............................    8

 6.  COVENANTS OF SELLER AND SHAREHOLDERS .................................    8

 7.  CONDITIONS TO THE OBLIGATIONS OF BUYER ...............................   10

 8.  CONDITIONS TO THE OBLIGATIONS OF SELLER ..............................   12

 9.  INDEMNIFICATION ......................................................   13

10.  NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY....................   14

11.  CHANGE OF NAME .......................................................   15

12.  MISCELLANEOUS ........................................................   15

(Schedules and Exhibits Omitted)

                                 ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (The "Agreement") is made and entered into as of May 9, 2000, by and among St. Mary's Chemicals, Inc., a Minnesota corporation ("Seller"), Patrick L. Soderlund and William A. Soderlund, Jr. and Ronald W. Welch, the shareholders of Seller ("Shareholders"), and Hawkins Chemical, Inc., a Minnesota corporation ("Buyer");

     WITNESSETH:

     WHEREAS, Seller (also doing business as "Universal Chemical") is engaged in the business of marketing, selling and distributing pharmaceutical chemicals to pharmacies and pharmacy wholesalers (herein, the "Business"); and

     WHEREAS, Seller desires to sell and transfer certain of the operating assets and intangible assets of the Business to Buyer and Buyer desires to purchase and acquire such assets in accordance with the terms set forth herein; and

     WHEREAS, Shareholders are all the shareholders of Seller and shall benefit from the sale of the assets of the Business;

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements contained herein, including but not limited to the payments herein described, and other good and valuable consideration, the parties agree as follows:

1.   TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 PURCHASE OF ASSETS FROM SELLER. Subject to the terms and conditions stated in this Agreement, on the Closing Date (as defined in Section 3), Seller shall convey, transfer and deliver to Buyer and Buyer shall purchase and acquire from Seller the following assets of Seller (the "Purchased Assets"):

     (a) TANGIBLE PERSONAL PROPERTY. The equipment, furniture and fixtures set forth on Schedule 1.1(a) attached hereto.

     (b) MATERIALS AND SUPPLIES. All office and other miscellaneous supplies, spare parts, tools, all artwork, advertising and promotional materials and other tangible personal property of every kind and description used in the Business.

     (c)  INVENTORIES. All inventories of the Business as of the Closing Date.

     (d) CUSTOMERS. All lists and records related to the customers of the Business, including lists of Seller's present and previous customers, existing lead data and marketing database information; all records relating to cash deposits and prepayments made to

          Seller under any agreements by Seller to provide products or services which have not yet been provided; all contract rights of Seller existing under contracts, agreements and arrangements with customers related to the Business, including the contracts set forth on
          Schedule 4.10 attached hereto (such Schedule shall specify those contracts the assignment of which requires the consent of any third party).

     (e) TRADEMARKS, NAMES, ETC. All registered and unregistered trademarks, service marks, corporate name, trade names, trade dress and all other trademark rights of the Business, including, specifically, all rights to the names "St. Mary's Chemicals" and "Universal Chemicals."

     (f) FILES AND RECORDS. All files, invoices, customer lists, records and accounts pertaining to customers (present, past and potential), all supplier lists, all records pertaining to suppliers, books of account, files and ledgers, and other records relating to the Business, except for Seller's corporate record books and income tax records.

     (g)  GOODWILL. All goodwill of the Business and other intangible property.

     1.2 RETAINED LIABILITIES. Except for any customer contracts which are expressly assumed by Buyer hereunder pursuant to Section 4.10, Buyer assumes no liability or obligation of Seller whatsoever and Seller retains all such liabilities and obligations.

     1.3 EMPLOYEE BENEFIT PLANS. Buyer shall not be obligated to assume or to continue any employee benefit plan or other arrangement maintained by Seller for the benefit of its present or former employees, nor shall Buyer have any responsibility, obligation or liability under any such employee benefit plan or arrangement. Seller shall be solely responsible for all employer liabilities under all such plans or arrangements.

     1.4 TAX REPORTING. Buyer and Seller will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with the allocation of the Purchase Price set forth on the Purchase Price Allocation Schedule attached hereto as Schedule 1.5, and will file IRS Form 8594 on a basis consistent with such allocation, and neither party will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

     1.5 EXCLUDED ITEMS. Schedule 1.5 lists four technology items which are not included in Purchased Assets. Seller may not sell or transfer such technology to any other party except upon the default by Buyer in exercising a first right of refusal to each of such items. The term of the first right of refusal shall be for five years from the Closing Date hereunder. In each instance, Seller shall give Buyer written notice that it has an offer from another party to acquire rights to all or part of or a license for such technology, such notice to contain the complete terms and conditions of such offer, including the name of the party. Buyer shall have sixty (60) days from receipt of written notice from Seller to exercise its rights hereunder by written notice delivered to Seller, and upon such exercise the parties shall proceed in good faith to execute a definitive purchase agreement and to close the same.

     If Buyer fails to exercise a first right of refusal within the sixty (60) day period, such first right of refusal shall lapse, and the Seller may proceed with such proposed sale to the third party.

2. PURCHASE PRICE AND PAYMENT

     2.1 PURCHASE PRICE. The total purchase price to be paid by Buyer to Seller for the Purchased Assets shall be (i) $3,300,000 plus or minus (ii) the difference between the Closing Date Net Asset Value and the Balance Sheet Net Asset Value (each as defined in Section 2.2).

     2.2 CLOSING DATE BALANCE SHEET. As soon as practicable after the Closing Date, but in any event no later than 60 days thereafter, Seller shall prepare Seller's balance sheet as at the Closing Date (the "Closing Date Balance Sheet"), which shall be prepared on the same basis as the Balance Sheet of the Business for the period ending November 30, 1999 attached hereto as Schedule 2.2 (the "1999 Balance Sheet"). Based upon the applicable Balance sheet, Seller shall also determine the book value of the Purchased Assets, net of depreciation and amortization (the "Net Asset Value"), as of December 31, 1999 and the Closing Date. The Closing Date Balance Sheet shall be prepared by Seller's accountants based upon a physical inventory taken beginning at 7:00 a.m. on the Closing Date. The taking of such inventory may be observed by Buyer and Buyer's accountants. Seller's accountants shall issue a report to be attached to the Closing Date Balance Sheet. Buyer shall have the right to review all work papers prepared by Seller and Seller's accountants in connection with the Closing Date Balance Sheet.

     2.3 PAYMENT OF PURCHASE PRICE. At Closing, Buyer will pay Seller the purchase price of $3,300,000 as follows: (a) $2,700,000 by wire transfer or certified check and (b) $600,000 through the issuance of shares of common stock of Buyer; the number of such shares to be determined based on the weighted average closing price of such shares as listed on the NASDAQ National Market System for the twenty trading days ending five trading days before the Closing Date. Upon acceptance by Buyer of the Closing Date Balance Sheet or the settlement of any disputes related thereto pursuant to Section 2.4, if the Closing Date Net Asset Value is less than the 1999 Balance Sheet Net Asset Value, then Seller shall pay the difference to Buyer by wire transfer of immediately available funds to an account designated by Buyer. If the Closing Date Net Asset Value is greater than the 1999 Balance Sheet Net Asset Value, Buyer shall pay the difference by wire transfer of immediately available funds to an account designated by Seller. Any balance due Seller or refund due Buyer shall be paid within thirty-five (35) days after delivery of the Closing Date Balance Sheet, or in the event of a dispute related thereto, within five (5) days after final determination of the dispute pursuant to
Section 2.4.

     2.4 DISPUTES. Within 30 days after receipt of the final draft of the Closing Date Balance Sheet, Buyer shall either inform Seller in writing that the Closing Date Balance Sheet is acceptable or object thereto in writing, setting forth a specific description of each of its objections. If the Buyer so objects, any such objection that the Buyer and Seller cannot resolve within 30 days from the date Buyer notifies the Seller of any such objection shall be referred to KPMG Peat Marwick LLP (the "Referral Firm") for final determination, which final determination shall be made by the Referral Firm on or before 30 days after referral. The final determination of the adjustments to the Closing Date Balance Sheet and the calculation of the Closing Date Net Asset Value of Seller made by the

Referral Firm shall be conclusive and binding upon the Buyer and Seller. In resolving any disputed items, the Referral Firm (i) shall be bound by the provisions of this Section 2 and (ii) may not assign a value to any item greater than the greatest value claimed for such item by either Buyer or Seller or less than the smallest value for such item claimed by either party. The Buyer shall pay the fees and disbursements of the Buyer's Accountants. Seller shall pay the fees and disbursements of Seller's Accountants. The fees and disbursements, if any, of the Referral Firm shall be paid one-half by the Buyer and one-half by the Seller, unless the Referral Firm determines that the fees should be borne unequally.

3. CLOSING

     The closing of the transactions contemplated by this Agreement (the "Closing") shall be held in the offices of Henson & Efron. P.A., at 10:00 a.m. local time on May 31, 2000, or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date"). At the Closing, each party shall execute and deliver to the other party such instruments of conveyance or assumption as may be required by this Agreement and which shall be in form and substance satisfactory to the other party and its counsel.

4. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

     Seller and Shareholders, jointly and severally, represent and warrant as follows:

     4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all requisite corporate power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in all states in which qualification is required by the nature of the Business and in which the failure to so qualify would have a material adverse effect on the Business, all of which states are listed on Schedule 4.1 hereto. Seller has full corporate power to carry on the Business as it is now being conducted, to own and operate the Purchased Assets, and to enter into and complete the transactions contemplated by this Agreement.

     4.2 AUTHORIZATION. All corporate actions and proceedings necessary to be taken by or on the part of Seller and its shareholders to authorize and approve the transactions contemplated by this Agreement and the agreements, instruments and documents to be delivered by Seller pursuant hereto and necessary to make the same effective have been duly and validly taken, and the execution, delivery and performance of this Agreement has been duly and validly authorized, executed and delivered by Seller and its shareholders. This Agreement constitutes a valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by (a) bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (b) general principles of equity (whether the enforceability of this Agreement is considered in a proceeding in equity or at law).

     4.3 NO VIOLATION. Except as set forth in Schedule 4.3 hereto, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not and will not constitute a violation of or conflict with, require the payment of any penalty under or result in any breach of or any default under, the terms, conditions or provisions of any judgment, law, regulation, license or decree to which Seller or the Purchased Assets are subject, or of Seller's Articles of Incorporation or bylaws, or of any agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Purchased Assets, other than as specifically permitted by this Agreement or on any instrument delivered or executed in connection herewith.

     4.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of the compiled financial statements of Seller as of and for the fiscal years ended in December 31, 1997, 1998, and 1999 and the Balance Sheet and statement of operations for the periods then ended. All such financial statements are accurate and complete and present fairly as of such dates: (i) the financial position of the Business in accordance with the books and records regularly maintained by Seller for the Business, (ii) the assets and liabilities of the Business as at the respective dates, and (iii) the revenues and expenses of the Business for the fiscal periods ended on such dates.

     4.5 TAXES. Seller is a Subchapter S corporation for which a valid election under Section 1362 of the Code was filed. Seller has not had its status as a Subchapter S corporation revoked or terminated, and neither Seller nor any shareholder has acted or failed to act so as to cause such revocation or termination. Seller has properly and accurately completed and duly filed in correct form with the appropriate United States, state and local governmental agencies, all tax returns and reports required to be filed; such returns and reports are accurate and complete; and Seller has paid in full or made adequate provisions in its financial statements for all taxes, interest, penalties, assessments, or deficiencies shown to be due on such tax returns and reports or claimed to be due by any taxing authority or otherwise due and owing, including, without limitation, those due in respect of properties, income, franchises, licenses, sales and payrolls. Seller has made all payments and all withholdings of tax required to be made under all applicable United States, state and local tax regulations. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes.

     Seller is not a party to any pending action or proceeding, nor to the best knowledge of Seller is any such action or proceeding threatened, by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against Seller, nor has Seller been notified by any governmental authority that an audit or review of any tax matter is contemplated. There are no tax liens (other than liens for taxes for current and subsequent years which are not yet due and delinquent) upon any properties or assets of Seller, whether real, personal or fixed, tangible or intangible.

     4.6 BUSINESS SINCE THE BALANCE SHEET DATE. For purposes of this Agreement, the term "Balance Sheet Date" shall mean November 30, 1999 and Seller's balance sheet as of such date shall be referred to as the "Balance Sheet." From the Balance Sheet Date through the date of this Agreement, the Business has been conducted in the ordinary course and in substantially the same manner as it was before the Balance Sheet Date. Since the Balance Sheet Date, there has been no material adverse change in the business, financial condition, operating results, assets, customer or supplier relations or the business prospects of Seller, (financial or otherwise) or results of operations of the Business, except as disclosed on Schedule 4.6.

     4.7 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. Seller holds good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, licenses, leases, claims or liabilities. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Purchased Assets to Buyer, will transfer good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, licenses, leases, claims or liabilities.

     4.8 CONDITION AND ADEQUACY OF ASSETS. The Purchased Assets are all assets used in or necessary and sufficient for the operation of the Business in the manner heretofore conducted. The tangible assets included in the Purchased Assets are in good operating condition and repair, reasonable wear and tear in ordinary usage excepted, and are adequate and suitable for the purposes for which they are currently used and intended to be used.

     4.9 INVENTORY. The inventory reflected on the Balance Sheet was determined in accordance with generally accepted accounting principles on a first in, first out basis, consistently applied. Such inventory is good and merchantable and of a quantity and quality presently usable or salable in the ordinary course of business and, with respect to valuation thereof, adequate provision has been made for obsolete, slow moving, irregular and damaged items. Since the Balance Sheet Date, Seller has maintained its inventory in substantially the same manner as it was maintained before the Balance Sheet Date. Seller is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers.

     4.10 CONTRACTS. Seller has disclosed to Buyer all agreements, leases, contracts and commitments, written or oral, to which Seller is a party or by which it is bound and which are material to the operation of the Business; such material contracts are listed on Schedule 4.10 hereto. Seller has performed all obligations required to be performed by it to date under such leases, agreements, contracts and commitments, and is not in default in any respect, under any of the leases, agreements, contracts, or other commitments to which Seller is a party or by which it is bound.

     4.11 EMPLOYEE RELATIONS. Seller is not a party to any collective bargaining agreement or contract with any other entity pertaining to the Business. There are no threats of work stoppage or pending grievances or claims by any employees, and there are no labor disputes or proceedings pending or, to the best knowledge of Seller, threatened between Seller and any of its employees.

     4.12 EMPLOYEE BENEFIT PLANS. The Seller does not maintain, participate in or contribute to (and has not at any time maintained, participated in or contributed to or had an obligation to contribute to) any defined benefit plan (within the meaning of Section 3(35) of ERISA) or to any multiemployer plan (within the meaning of Section 3(37) of ERISA). The Business does not sponsor or participate in any plan or arrangement, whether qualified or unqualified, providing for either shutdown benefits or post-employment medical or life insurance benefits. Seller has been and is presently in compliance, in all respects, with all of the requirements of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code").


     4.13 ENVIRONMENTAL MATTERS. The term "Hazardous Substance" shall include petroleum products and any substance (including waste) which now or hereafter is determined by any agency or court to be a hazardous or toxic substance regulated under any law applicable to: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the protection of the environment from spilled, deposited or otherwise emplaced contamination; (iii) the control of hazardous or toxic wastes or (iv) the use, generation, transport, treatment, removal or recovery of hazardous or toxic materials. With respect to its conduct of the Business, Seller is in compliance with and has not violated any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits relating to environmental matters, including by way of illustration and not by way of limitation (i) the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act (and any amendments or extensions of any of them), and (ii) all other applicable environmental requirements.

     4.14 BROKER. There is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Seller.

     4.15 CONSENTS. Except as set forth in Schedule 4.15, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of or filing with any person, corporation, partnership, joint venture or other business association or court or other governmental authority or public entity, including, without limitation, with respect to the contracts listed on Schedule 4.15.

     4.16 AGREEMENTS. Seller has no agreement or obligation to any person or entity other than Buyer relating to the sale or transfer or proposed sale or transfer of the Business or the Purchased Assets.

     4.17 PREDOMINANT CUSTOMERS AND DISCOUNTS. Except as set forth on Schedule 4.17, no single customer of the Business accounted for over five percent (5%) of the Business revenues during the fiscal year ending prior to the date of this Agreement. No significant customer has indicated to Seller that it intends to cease to do business with Seller or materially alter the amount of business with Seller. Except as set forth in Schedule 4.17, there are: (a) no volume discounts or other material price advantages which are likely to be lost to the Business by reason of the sale of the Purchased Assets contemplated by this Agreement; and (b) no rebates or pricing discounts granted or contingently owing or accruing to any customers of Seller.

     4.18 INVESTMENT REPRESENTATIONS. Seller acknowledges that the shares of stock of Buyer (the "Hawkins Shares"), being issued to Seller under Section
2.3 as part of the purchase price hereunder, have not been registered under the Securities Act or under any state securities law, and that it is accepting the Hawkins Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Hawkins Shares.

     4.19 COMPLETENESS OF DISCLOSURE. No representation in this Article contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants as follows:

     5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer has full corporate power to enter into and complete the transactions contemplated by this Agreement.

     5.2 NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement or of any agreement executed in connection with this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby will, with the giving of notice or the passage of time or both, constitute a violation of or conflict with or result in any material breach of or default under, the terms, conditions or provisions of, any judgment, law or regulation to which Buyer is subject, or of Buyer's Articles of Incorporation or bylaws, or of any agreement or instrument to which Buyer is a party or by which it is bound.

     5.3 CORPORATE ACTION. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with this Agreement and with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer. This Agreement constitutes a valid and binding agreement, enforceable of accordance with and subject to its terms, except as limited by (a) bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (b) general principles of equity (whether the enforceability of this Agreement is considered in a proceeding in equity or at law).

     5.4 BROKERS. There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

6. COVENANTS OF SELLER AND SHAREHOLDERS

     Buyer and Seller agree that from the date hereof to the Closing Date:

     6.1 OPERATIONS. Seller will conduct the Business in the ordinary course of business and will not enter into any transaction or perform any act which could constitute a breach of the representations, warranties or covenants contained herein. Seller will pay its creditors consistent with its prior practice and course of dealing with respect to the paying such creditors. Seller shall promptly disclose all contracts, agreements, commitments and leases entered into by it during this period and, without the written consent of Buyer, shall not enter into any agreement, contract, commitment or lease involving more than $1,000 or having a term greater than six months.

     6.2 ACCESS TO RECORDS. Seller will make available to Buyer and its agents, all of the books and records relating to the Business and the Assets.

     6.3 ACCESS TO FACILITIES. Buyer and its agents shall be given full access during regular business hours to Seller's physical facilities for purposes of inspection of the tangible personal property and Seller and its employees shall cooperate fully with Buyer in its examination and inspection of the same.

     6.4 INTERIM OPERATING STATEMENTS. On or before April 15, 2000, Seller shall furnish to Buyer a copy of its internally prepared fiscal year through February 29 operating statements for the Business. Such operating statements will be prepared in accordance with generally accepted accounting principles and in accordance with the books and records of the Business, will be accurate and complete and will fairly present the financial operations of the Business as at the date of the operating statements and the results of operations for the period covered thereby.

     6.5 1999 FINANCIAL STATEMENTS. On or before April 17, 2000, Seller shall deliver to Buyer a copy of its balance sheet and income statement as prepared by Seller's accountants, in compilation form, for the fiscal year ending December 31, 1999. The balance sheet and income statement shall be prepared in accordance with the books and records of Seller and in accordance with generally accepted accounting principles, consistently applied, shall be accurate and complete and shall fairly present the financial operations of the Seller as at the fiscal year and the results of operation for the period covered thereby.

     6.6 SECURITIES FILINGS. Seller is aware that certain financial information is necessary for securities filings required of Buyer by applicable federal or state securities laws, rules or regulations as a result of the reporting company status of Buyer and the nature of the transactions contemplated herein. Seller will assist in fulfilling such reporting obligations by delivering to Buyer such financial information requested by Buyer as is in Seller's possession or control or which Seller causes to be prepared in the ordinary course of its business, and Seller will use its best efforts to insure that the Seller's independent accountants and auditors furnish to Buyer, at Buyer's expense, such additional financial statements or consents as Buyer may require or reasonably request.

     6.7 CONSENTS. Seller shall obtain or cause to be obtained consents to the assignment to or assumption by Buyer of all licenses, permits, leases, and other contracts and instruments and rights of Seller included in the Purchased Assets that require the consent of any third party by reason of the transactions provided for in this Agreement including, without limitation, those with respect to the contracts listed on the Contracts Schedule.

     6.8 CORPORATE ACTION. Seller shall take all necessary corporate and other action (including shareholder approval) required of it to carry out the transactions contemplated by this Agreement and any agreement executed in connection herewith. Each Shareholder covenants that he will not transfer any shares of Seller to any other person prior to the Closing Date, and that he will vote all shares of Seller in favor of this Agreement and the transactions herein contemplated.

     6.9 CONSUMMATION OF AGREEMENT. Seller shall fulfill and timely perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

     6.10 NO NEGOTIATIONS. From the date of this Agreement until the Closing, none of the Seller, Shareholders nor any of Seller's representatives shall solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning the Business to, any person (other than Buyer) in connection with any proposed acquisition of the Business or the Purchased Assets, regardless of form.

     6.11 NOTICE OF CHANGES. Seller will notify Buyer promptly of any material changes to the representations and warranties made by Seller herein and of any other material changes to the Purchased Assets or the Business, including, without limitation, changes regarding customers and suppliers.

     6.12 LIABILITIES. Seller will pay or perform all of its liabilities and obligations as and when due, taking into account rights of set-off available to Seller and good faith disputes.

7. CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment by Seller of the following conditions prior to or on the Closing Date, or on the date specified:

     7.1 REPRESENTATIONS, WARRANTIES, COVENANTS. Each of the representations, warranties, covenants and agreements of Seller contained in this Agreement and in any agreement, statement, deed, certificate, schedule or other document delivered by Seller or Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate.

     Seller and Shareholders shall have complied fully with all covenants of Seller contained in this Agreement and in any agreement, statement, certificate, schedule or other document delivered by Seller and Shareholders pursuant hereto or in connection with the transactions contemplated hereby.

     7.2 CERTIFIED COPY OF RESOLUTIONS. Seller shall have delivered to Buyer a certified copy of resolutions adopted by Seller's Board of Directors and its shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     7.3 CERTIFICATE OF SELLER. Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in this Section 7.

     7.4 OPINION OF COUNSEL. Buyer shall have received an opinion of James W. Brandt, counsel to Seller, dated the Closing Date, that:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to carry on the Business as now conducted, and to own and operate the Purchased Assets, and to perform its obligations hereunder. Seller is legally qualified to do business as a foreign corporation in the following states:___________________.

     (b) All necessary corporate proceedings and other consents and authorizations required by Seller to effect the execution, delivery and performance of this Agreement, as applicable to each, and all related documents and the consummation of the transactions contemplated hereby and thereby, have been taken or obtained.

     (c) This Agreement, constitutes the valid, legal and binding obligation of Seller, as applicable, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency and similar acts affecting the enforcement of creditors' rights or contractual obligations generally, and subject to general principles of equity.

     (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not breach or otherwise result in a default under Seller's Articles of Incorporation or By-Laws or any agreement or instrument known to counsel to which Seller is a party or is otherwise bound, or violate any statute, governmental regulation, judgment, injunction, or decree that Seller's counsel, exercising customary professional diligence, would reasonably recognize as being directly applicable to Seller or the transaction.

     (e) Except as set forth in the Schedules or in any other provision of the Agreement, no permit, consent, approval or authorization of or declaration to or filing with any regulatory or other government authority is required in connection with the execution and delivery of the Agreement or the other agreements contemplated thereby and the performance by Seller of all transactions contemplated by such agreements.

     (f) Except as set forth in Schedules attached to the Agreement or in any provision of the Agreement and to the best of our knowledge after due inquiry, there are no material actions, suits, proceedings, investigations or claims pending or to counsel's knowledge threatened against or affecting Seller at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other governmental department.

     7.5 CONSENTS. All consents, approvals and filings required to be obtained for the valid and effective consummation of the transactions contemplated by this Agreement shall have been obtained.

     7.6 PROCEEDINGS. No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain damages in respect of, the consummation of this Agreement. None of the parties to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation into the consummation of this Agreement or (ii) the actual commencement of such an investigation. Seller shall give notice to Buyer of any such intent, investigation or inquiry promptly upon receipt by Seller of notice of its occurrence.

     7.7 EMPLOYMENT AGREEMENT. Buyer and Patrick Soderlund shall have entered into an Employment Agreement in the form of Schedule 7.7 hereto.

     7.8 CONSULTANT AGREEMENTS. Buyer and each of William A. Soderlund, Jr. and Ron Welch shall have entered into consulting agreements in substantially the form set forth on Schedule 7.8.

     7.9 PERMITS. All licenses and permits necessary for the conduct of the Business shall have been assigned to Buyer effective as of the Closing Date, with all necessary consents to permit Buyer to operate the Business under such permits and licenses.

     7.10 NO CHANGE. There shall have been no material adverse change in the Business or the Purchased Assets from the Balance Sheet Date.

8. CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller and Shareholders under this Agreement are, at their option, subject to the fulfillment by Buyer of the following conditions prior to or on the Closing Date:

     8.1 REPRESENTATIONS, WARRANTIES, COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement and in any agreement, statement, certificate, schedule or other document delivered by Buyer pursuant hereto in connection with transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate.

     Buyer shall have complied fully with all covenants of Buyer contained in this Agreement and in any agreement, statement, certificate, schedule or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby.

     8.2 CERTIFIED COPIES OF RESOLUTIONS. Buyer shall have delivered to Seller a certified copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     8.3 OPINION OF COUNSEL. Seller shall have received an opinion of Henson & Efron, P.A., counsel to Buyer, dated the Closing Date, in form and substance satisfactory to Seller and its counsel that:

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to carry on its business as now conducted and to own and operate the property and assets owned and operated by it.

     (b) All necessary corporate proceedings and other consents and authorizations required by Buyer to effect the execution, delivery and performance of this Agreement and all related documents and the consummation of the transactions contemplated hereby have been taken or obtained.

     (c) This Agreement constitutes a valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar acts affecting the enforcement of creditor's rights or contractual obligations generally, and general principles of equity.

     (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not breach or otherwise result in a default under Buyer's Articles of Incorporation or By-Laws or any agreement or instrument known to counsel to which Buyer is a party or is otherwise bound, or violate any statute, governmental regulation, judgment, injunction or decree that Buyer's counsel, exercising customary professional diligence, would reasonably recognize as being directly applicable to Buyer or the transaction.

     8.4 PROCEEDINGS. No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain damages in respect of, the consummation of this Agreement.

9. INDEMNIFICATION

     9.1 INDEMNIFICATION OF BUYER. Seller and Shareholders, jointly and severally, hereby expressly indemnify and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, interest, penalties and reasonable attorneys' fees arising out of any of the following:

     (a) any breach of any representation or warranty made by Seller or Shareholders in or pursuant to this Agreement;

     (b) any failure by Seller or Shareholders to perform or fulfill any covenants or agreements set forth in this Agreement or any agreement, instrument or certificate executed in connection with this Agreement and listed on Schedule 9.1 attached; or

     (c) the assertion against Buyer of any liabilities of Seller not to be assumed by Buyer hereunder.

     9.2 INDEMNIFICATION OF SELLER. Buyer hereby expressly indemnifies and holds Seller and Shareholders harmless from and against any and all liabilities incurred by Seller by reason of, or arising out of any of the following:

     (a) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement; or

     (b) any failure of Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement or any agreement, instrument or certificate executed in connection with this Agreement.

     9.3 The party seeking indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") notice of any claim or the commencement of any action or proceeding promptly after the Indemnitee receives notice thereof, and shall permit the Indemnitor to assume the defense of any such claim or litigation resulting from such claim.

     If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the obligations of Indemnitor as to such claims shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim of litigation resulting therefrom.

     The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation.

     Except with the written consent of the Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from liability with respect to the claim or litigation.

     If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

     9.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of Seller and Shareholders and Buyer set forth in this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto.

10. NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY

     Except as provided in this Section 10, Seller covenants and agrees that for a period ending seven (7) years after the Closing Date, it shall not anywhere in the United States or another country where Buyer is then conducting business, directly or indirectly, as owner, partner, joint venturer, stockholder, broker, agent, principal, trustee, licensor, or in any other capacity whatsoever (as applicable) (A) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any person, firm, corporation, business or other enterprise engaged in a similar business to, or which is otherwise competitive with, the Business, or (B)(i) knowingly interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, of the Business with any of its customers, suppliers, employees, agents or other persons with whom it deals,
(ii) solicit for employment, attempt to employ or assist any other person in employing or soliciting for employment any employee or executive who is at that time employed by the Business, or (iii) influence or attempt to influence any of the customers of the Business known to Seller (including without limitation customers who prior to the Closing were customers of Seller), to transfer their patronage from Buyer to any other person. Seller shall not, without Buyer's prior written consent, from and after the Closing, divulge, furnish or make available to any third party any financial information or other information with respect to the Business or Buyer, other than to its professional advisors or as compelled by law.

     Schedule 10 attached hereto lists companies (with the description of their activities) which are specifically excluded from the provisions of this Section 10.

11. CHANGE OF NAME

     Within 5 days following the closing, Seller shall take all necessary actions to discontinue the use of any doing business or assumed name containing the words "St. Mary's Chemicals" or "Universal Chemicals" or any variation thereof which is likely to cause confusion with any names used in the Business, and shall deliver to Buyer evidence thereof satisfactory to Buyer and its counsel, certified by the applicable Secretary of State and (if required) by the applicable local authority as to the due filing and recordation thereof. Seller shall also, on request of Buyer, execute and deliver to Buyer any consents or other instruments, or take any other reasonable actions, which may be necessary in connection with Buyer's application to qualify to transact business under the foregoing names in any state.

12. MISCELLANEOUS

     12.1 EXPENSES. Each party hereto shall bear all of its or his expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection therewith.

     12.2 FURTHER ASSURANCES. From time to time prior to, at and after the Closing Date, Seller, Shareholders, and Buyer shall execute all such instruments and take all such actions as Buyer, Seller, or Shareholders, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions that may be reasonably necessary or desirable to complete the transactions contemplated hereby.

     12.3 NOTICES. All notices, demands and other communications that are required or permitted to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery, by nationally recognized overnight courier or by telecopy, and shall be deemed to have been given or made when personally delivered, when deposited with charges prepaid with the nationally recognized overnight courier, addressed to the respective parties as follows:



If to Buyer:                                 with a copy (which shall not constitute notice) to:

Hawkins Chemical, Inc.                       Henson & Efron, P.A.
3100 East Hennepin Avenue                    1200 Title Insurance Building
Minneapolis, MN 55413                        400 Second Avenue South
Attn: Kurt Norman, President                 Minneapolis, MN 55401
                                             Attn: Stanley Efron

If to Seller or Shareholders:                with a copy (which shall not constitute notice) to:
c/o Patrick Soderlund                        James W. Brandt
Route 2, Box 525                             Brandt Law Office
New Prague, MN 56071                         P.O. Box 57
                                             St. Peter, MN 56082


Any party may by notice change the address to which notice or other communications to it are delivered or mailed. Any notice deemed given herein to Seller shall automatically be deemed given to Shareholders.

     12.4 CAPTIONS. The captions of Articles and sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     12.5 LAW GOVERNING. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Minnesota.

     12.6 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     12.7 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto.

     12.8 ENTIRE AGREEMENT. This Agreement, together with the schedules, exhibits and agreements executed in connection herewith, constitutes the entire agreement between the parties and supersedes all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by all of the parties hereto.

     12.9 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

     12.10 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

     12.11 DEFINITION OF "KNOWLEDGE". As used in this Agreement, the term "to the best knowledge" of a party shall mean the actual knowledge of any one or more of the officers of such party after conducting an appropriate investigation of the subject matter at issue including reviews of relevant files and inquiry of persons who could reasonably be expected to have some knowledge of the subject.

     12.12 ANNOUNCEMENTS. Seller, Shareholders and Buyer agree that the terms of this Agreement and the transactions contemplated hereby shall remain confidential (except to the extent required by law or as specifically contemplated by this Agreement), and any announcement to third parties or the public shall be jointly planned and coordinated.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, respectively, all as of the day and year first above written.

                                        SELLER:

                                        ST. MARY'S CHEMICALS, INC.
                                        d/b/a UNIVERSAL CHEMICALS

                                        By: /s/ Patrick L. Soderlund
                                            -------------------------------
                                            Its: President
                                                 --------------------------

                                        SHAREHOLDERS:

                                        By: /s/ Patrick L. Soderlund
                                            -------------------------------
                                            Patrick L. Soderlund

                                        By: /s/ Willam A. Soderlund, Jr.
                                            -------------------------------
                                            Willam A. Soderlund, Jr.


                                        By: /s/ Ronald W. Welch
                                            -------------------------------
                                            Ronald W. Welch

                                        BUYER:

                                        HAWKINS CHEMICAL, INC.

                                        By: /s/ John R. Hawkins
                                            -------------------------------
                                            Its: CEO
                                                 --------------------------